Exhibit 99.1

Stone Energy Corporation Announces Successful Results of the Tender Offer for its Outstanding 8.625% Senior Notes due 2017

LAFAYETTE, La., November 26, 2013

Stone Energy Corporation (NYSE: SGY) today announced that it had received as of 5:00 p.m., New York City time, today (the “Consent Expiration”), tenders and consents from the holders of approximately $236.4 million in aggregate principal amount, or approximately 63%, of its outstanding 8.625% Senior Notes due 2017 (the “Notes”) in connection with its previously announced cash tender offer (the “Offer”) to purchase any and all of the Notes and the related solicitation of consents (“Consent Solicitation”) to proposed amendments that would shorten to three business days the minimum notice period for optional redemptions and would eliminate substantially all of the restrictive covenants and certain events of default provisions contained in the indenture governing the Notes (the “Indenture”). Stone has entered into a supplemental indenture to the Indenture that makes the proposed amendments effective, and the amendments will become operative when Stone has purchased the Notes tendered in the Offer.

Subject to the closing on November 27, 2013 of Stone’s pending registered offering of $475 million of 7.500% Senior Notes due 2022, and the satisfaction or waiver of the other conditions to the Offer, holders who tendered their Notes and provided their consents to the amendments to the Indenture before the Consent Expiration will be eligible to receive on the initial settlement date, which is also expected to be November 27, 2013, the Total Consideration of $1,057.38 for each $1,000 principal amount of Notes, which includes a consent payment of $30.00, plus accrued and unpaid interest to the initial settlement date.

Notes tendered prior to the Consent Expiration may no longer be withdrawn.

The Offer is scheduled to expire at 11:59 p.m., New York City time, on December 11, 2013, unless extended (“Expiration Time”). Holders who tender their Notes after the Consent Expiration and prior to the Expiration Time will be eligible to receive on the final settlement date, which is expected to be December 12, 2013, the Tender Offer Consideration of $1,027.38 for each $1,000 principal amount of Notes, plus accrued and unpaid interest to the final settlement date.

The complete terms and conditions of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated November 13, 2013, copies of which may be obtained from D.F. King & Co., Inc., the tender agent and information agent for the Offer, by calling (800) 967-4612 (US toll-free) or (212) 269-5550 (collect) or by emailing stoneenergy@dfking.com.

Stone has also retained BofA Merrill Lynch as dealer manager for the Offer and solicitation agent for the Consent Solicitation. Questions regarding the terms of the Offer and Consent Solicitation may be directed to BofA Merrill Lynch at (980) 387-3907 (collect) and (888) 292-0070 (US toll-free).

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated November 13, 2013. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Forward Looking Statement

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston, Texas and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in the deep water GOM and onshore oil areas. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.